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     PAGE 2

                                                              FMC Corporation
                                                              Quarterly Report
                                                              on Form 10-Q for
                                                              September 30, 1996



Exhibit 12  Computation of Ratios of Earnings to Fixed Charges
            --------------------------------------------------
            (In millions, except ratio data)
            --------------------------------

                                          Nine Months Ended
                                            September 30,
                                          ------------------
                                            1996      1995
                                          ------      ------
Earnings:

 Income from continuing operations         $242.0    $218.0
  before income taxes
 Minority interests                          48.0      42.5
 Undistributed (earnings) losses of
  affiliates                                 (7.1)      0.4
 Interest expense and amortization
  of debt discount, fees and expenses        75.0      64.5
 Amortization of capitalized interest         6.2       6.0
 Interest included in rental expense         10.9      16.0
                                           ------    ------
Total earnings                             $375.0    $347.4
                                           ------    ------


Fixed charges:

 Interest expense and amortization
  of debt discount, fees and expenses      $ 75.0    $ 64.5
 Interest capitalized as part of
  fixed assets                               11.1       7.9
 Interest included in rental expense         10.9      16.0
                                           ------    ------
Total fixed charges                        $ 97.0    $ 88.4
                                           ------    ------


Ratio of earnings to fixed charges            3.9x      3.9x
                                           ======    ======
                                                        (A)

(A) The ratio of earnings to fixed charges for the nine months ended September 30, 1995 before the gain on sale of FMC Wyoming stock, restructuring and other charges and write-off of acquired in-process research and development was 4.5x.